UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

March 15, 2005

Date of Report (Date of earliest event reported)

HAGGAR CORP.

(Exact name of registrant as specified in the charter)

NEVADA	0-20850	75-2187001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11511 Luna Road Dallas, Texas		75234
(Address of principal executive offices)		(zip code)

(214) 352-8481

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 15, 2005, the Registrant’s primary operating subsidiary, Haggar Clothing Co., entered into a Second Amendment to the Participation Agreement under the Haggar Corp. Supplemental Executive Retirement Plan (“Second Amendment”) with each of J.M. Haggar, III, Chairman and Chief Executive Officer of the Registrant, and Frank D. Bracken, President and Chief Operating Officer of Registrant.  The Second Amendments revise the terms of the respective Participation Agreements with Messrs. Haggar and Bracken under the Haggar Corp. Supplemental Executive Retirement Plan (“SERP”) to conform to the recently adopted Section 409A of the Internal Revenue Code of 1986 (the “Code”).

The primary consequence of the Second Amendments is to remove the participants’ rights to elect to receive a discounted lump sum payment of the portion of their benefits under the SERP that was unvested on January 1, 2005 (the “Unvested Portion”).  Each participant will now receive a discounted lump sum payment of the Unvested Portion of his remaining benefit under the SERP only in the event of a change of control of the Registrant.  The Second Amendments also revise the definition of a “change of control” to conform to Section 409A of the Code and to provide that the distribution of the Unvested Portion of a participant’s retirement benefit be delayed for six months following the participant’s termination of employment.  Mr. Haggar’s Unvested Portion is 100% of his SERP benefit.  Mr. Bracken’s Unvested Portion is 10% of his SERP benefit.  The revisions effected by the Second Amendment will have no effect on the 90% of Mr. Bracken’s benefit under the SERP that was fully vested as of December 31, 2004.

Item 9.01 Financial Statements and Exhibits

(c)                                  Exhibits.

10(a)                      Second Amendment to the Participation Agreement under the Haggar Corp. Supplemental Executive Retirement Plan between Haggar Clothing Co. and J.M. Haggar, III, executed March 15, 2005, to be effective as of January 1, 2005.

10(b)                     Second Amendment to the Participation Agreement under the Haggar Corp. Supplemental Executive Retirement Plan between Haggar Clothing Co. and Frank D. Bracken, executed March 15, 2005, to be effective as of January 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 17, 2005
HAGGAR CORP.
(Registrant)
	By:	/s/ John W. Feray
John W. Feray
(Chief Accounting Officer)